EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between CHRISTOPHER FRANKLIN (“Executive”), and AQUA AMERICA, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Company”) as of this 1st day of July, 2018.

WHEREAS, the Board of Directors of Company (“Board of Directors”) wishes to have the Company continue to employ Executive to serve as President and Chief Executive Officer (“CEO”) of the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1.                   Employment and Term. Executive hereby agrees to continue to serve as President and CEO from July 1, 2018 (the “Commencement Date”) through July 1, 2021 (the “Initial Term”), and the Company hereby employs Executive as President and CEO pursuant to the terms of this Agreement. By executing this Agreement, the Company confirms that the Board of Directors has approved this Agreement. The parties may mutually agree in writing to renew the term of employment under this Agreement for successive one (1) year periods (or for such other period(s) as agreed by the parties) at the end of the Initial Term or any renewal term. The Initial Term and, if the period of employment is extended, such successive periods of employment, subject to earlier termination of employment as provided in this Agreement, are collectively referred to herein as the “Term” This Agreement shall terminate at the end of the Initial Term or, in the event of renewal, at the end of the extended term, unless terminated earlier as provided in this Agreement.

2.                   Duties. During the Term, Executive will have the titles of President and CEO. Executive shall report exclusively to and receive instructions from the Board of Directors and shall have such duties and responsibilities customary for the positions of president and chief executive officer of public companies similarly situated. While serving as President and CEO, Executive shall have full authority and discretion relating to the general and day-to-day management of the affairs of the Company, including, but not limited to, finances and other financial matters, compensation matters (other than with respect to the compensation of Executive, himself, and the other executive officers of the Company, and other than long- term compensation of employees, which shall be determined by the Executive Compensation Committee of the Board of Directors (the “Executive Compensation Committee”)), personnel matters (other than such matters that relate to Executive himself), operating and capital budgeting, operations, intellectual property, investor relations, retention of professionals and strategic planning and implementation. Executive will be the most senior executive officer of the Company and all other executives and businesses of the Company will report to Executive or his designee. The foregoing language shall not be construed so as to limit the duties and responsibilities of the Board of Directors as described in the Company’s Articles of Incorporation, Bylaws, and Corporate Governance Guidelines. Executive is currently serving as Chairman of the Board of Directors for no additional compensation, having such duties as set forth in the Bylaws and Corporate Governance Guidelines.

3.                   Other Business Activities. Executive shall serve the Company faithfully and shall devote his reasonable best efforts and substantially all of his business time, attention, skill and efforts to the performance of the duties required by or appropriate for his position as President and CEO. In furtherance of the foregoing, and not by way of limitation, for so long as Executive remains President and CEO, Executive shall not directly or indirectly engage in any other business, except for those arising from positions held as of the date hereof as set forth on Appendix A or such other activities as would not materially interfere with Executive’s ability to carry out his duties under this Agreement and are identified by Executive to the Board of Directors as described in the following sentence. Notwithstanding the foregoing, Executive shall be permitted to engage in activities in connection with (i) service as a volunteer, officer or director or in a similar capacity of any charitable or civic organization; (ii) managing personal investments; (iii) serving as a director, executor, trustee or in another similar fiduciary capacity for a non-commercial entity; or (iv) serving as a director of a business organization; provided, however, that Executive has disclosed his intention to engage in such activities to the Board of Directors and the Board of Directors concludes that such activities do not materially interfere with Executive’s performance of his responsibilities and obligations pursuant to this Agreement.

4.                   Base Salary. The Company shall pay Executive a base salary (the “Base Salary”), payable pursuant to the Company’s normal practice, but no less frequently than monthly. The Base Salary shall be inclusive of all applicable income, Social Security and other taxes and charges which are required by law or requested to be withheld by Executive and which shall be withheld and paid in accordance with Company’s normal payroll practice for its similarly-situated executives as in effect from time to time. The Executive Compensation Committee, in consultation with Executive, shall periodically review Executive’s Base Salary during the Term at least annually for increases based on Executive’s performance and other relevant factors.

5.                   Annual Incentive Compensation. Executive shall participate in incentive compensation programs which will enable Executive to earn bonus compensation in accordance with performance criteria developed and evaluated by the Executive Compensation Committee in consultation with Executive. Executive’s target annual bonus shall not be less than eighty percent (80%) of Executive’s Base Salary (“Bonus”).

6.                   Annual Equity Incentives. During the Term of this Agreement, Executive shall be granted annual, equity-based long term incentive compensation at the discretion of the Executive Compensation Committee under the Company’s 2009 Omnibus Equity Compensation Plan, as amended effective February 22, 2017 (the “Omnibus Plan”), consistent with existing compensation practices (“LTI”); provided, however, that the target annual equity grant shall not be less than one hundred sixty-five percent (165%) of Executive’s Base Salary.

7.                   Other Benefits. Nothing in this Agreement shall affect Executive’s participation in standard Company benefit plans and the level of those benefits shall be at least as favorable as those provided to senior management generally.

8.                   Termination of Employment.

(a)                 If the Company terminates Executive’s employment and this Agreement for Cause, or if Executive terminates Executive’s employment without Good Reason, CIC Good Reason or for death or Disability, Executive shall receive (or his estate in the event of his death) any accrued but unpaid salary and accrued vacation under this Agreement. Such payment shall be made in a lump sum and paid for the payroll period in which the termination date arises.

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(b)                If the Company terminates Executive’s employment and this Agreement without Cause or if Executive terminates Executive’s employment for Good Reason, Executive shall receive any accrued but unpaid salary, Bonus, LTI, and accrued vacation under this Agreement, as well as a payment equal to (i) twenty four (24) months of Base Salary; and (ii) two (2) times the target annual bonus for the year in which the date of termination arises (“Severance Benefits”). Such severance payments shall be made monthly during the period which starts on the effective date of the release described in clause (e) of this Section 8 and continuing for the period for which the restrictive covenants continue under Section 10 of this Agreement, and the remainder in a lump sum, such lump sum payment to be paid on the thirtieth day following the date the restrictive covenants period ends.

(c)                 If the Company terminates Executive’s employment and this Agreement without Cause or if Executive terminates Executive’s employment for CIC Good Reason during a Change in Control Period, Executive shall receive any accrued but unpaid salary and accrued vacation under this Agreement, as well as a lump sum payment equal to (i) thirty-six (36) months of Base Salary; (ii) three (3) times the target annual bonus for the year in which the date of termination arises; (iii) an amount equal to thirty-six (36) months of the COBRA rate in effect at the Executive’s termination of employment, and (iv) fully-paid executive level reasonable outplacement services from the provider of Executive’s choice for thirty-six (36) months following the termination date (“CIC Severance Benefits”). Any lump sum payment under this Section 8(c) shall be paid on or before the thirtieth day following the date of termination; provided, that the release contemplated by Section 8(e) is effective.

(d)                For the avoidance of doubt, if Executive receives CIC Severance Benefits under clause (c) of this Section 8, he shall not be entitled to receive Severance Benefits under clause (b) of this Section 8. The Company does not intend for Executive to be eligible for any duplicate payments upon termination of employment.

(e)                 For the avoidance of doubt, the payment of Severance Benefits or CIC Severance Benefits under this Agreement shall be conditioned upon Executive executing a general release of all claims in a form provided by the Company no later than twenty-one (21) days following the date of termination, and not revoking such release during the seven (7) day period following execution.

(f)                  The Company sponsors an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy its obligations to, among others, Executive under this Agreement. Funding of such trust fund shall be subject to the discretion of the officer designated by the Company, as set forth in the agreement pursuant to which the fund has been established.

9.                   Defined Terms. For purposes of this Agreement:

(a)                 “Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

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(b)                “Beneficial Owner” A Person shall be deemed a “Beneficial Owner” of any securities: (i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; (ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any voting securities of the Company; provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

(c)                 “Cause” means (i) the willful and continued failure by the Executive (other than any such failure resulting from (A) the Executive’s incapacity due to physical or mental illness or (B) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason or a CIC Good Reason) to perform substantially the duties and responsibilities of the Executive’s position with the Employer after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed such duties or responsibilities; (ii) the conviction of the Executive by a court of competent jurisdiction or a plea of nolo contendere for felony criminal conduct or a crime involving moral turpitude; or (iii) the willful engaging by the Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on the Executive’s part shall be deemed “willful” unless committed or omitted by the Executive in bad faith and without reasonable belief that the Executive’s act or failure to act was in, or not opposed to, the best interest of the Company. It is also expressly understood that the Executive’s attention to matters not directly related to the business of the Employer shall not provide a basis for termination for Cause so long as the Board of Directors has approved the Executive’s engagement in such activities.

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(d)                “Change in Control” shall be deemed to have occurred if: (i) any Person, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of 20% or more of the Company Stock then outstanding; (ii) during any twenty-four (24) month period, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or (iii) there occurs a sale of 50% or more of the aggregate assets or earning power of the Company and its subsidiaries, or its liquidation is approved by a majority of its shareholders or the Company is merged into or is merged with an unrelated entity such that following the merger, the shareholders of the Company no longer own more than 50% of the resultant entity. Notwithstanding anything in this definition to the contrary, a Change in Control shall not be deemed to have taken place under clause (i) above if (A) such Person becomes the Beneficial Owner in the aggregate of 20% or more of the Company Stock then outstanding as a result, in the determination of a majority of those members of the Board of Directors in office prior to the acquisition, of an inadvertent acquisition by such Person if such Person, as soon as practicable, divests itself of a sufficient amount of its Company Stock so that it no longer owns 20% or more of the Company Stock then outstanding, or (B) such Person becomes the Beneficial Owner in the aggregate of 20% or more of the Company Stock outstanding as a result of an acquisition of Company Stock by the Company which, by reducing the number of shares of Company Stock outstanding, increases the proportionate number of shares of Company Stock beneficially owned by such Person to 20% or more of the shares of Company Stock then outstanding; provided, however that if a Person shall become the Beneficial Owner of 20% or more of the shares of Company Stock then outstanding by reason of Company Stock purchased by the Company and shall, after such share purchases by the Company become the Beneficial Owner of any additional shares of Company Stock, then the exemption set forth in this clause shall be inapplicable.

(e)                 “Change in Control Period” means the time period that begins six (6) months immediately prior to, and continues until the elapse of twenty-four (24) months immediately following a Change in Control of the Company.

(f)                  “CIC Good Reason” for termination by the Executive of the Executive’s employment means the occurrence (without the Executive’s express written consent) after any Change in Control, of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected prior to the date of termination specified in the notice of termination given in respect thereof:

(i)                  a significant adverse change or diminution in the Executive's authority, duties, responsibilities or reporting requirements as in effect immediately prior to the Change in Control Period or the assignment to the Executive of any duties or responsibilities which are inconsistent with such role or position(s) (including status, offices, titles, public company status and reporting requirements), or any removal of the Executive from, or any failure to reappoint or reelect the Executive to, such position(s), excluding for this purpose an isolated, insubstantial, inadvertent and immaterial action not taken in bad faith and that is remedied promptly after receipt of notice thereof given by the Executive;

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(ii)                a reduction of more than ten percent (10%) in the Executive's total annual target compensation (as compared to the Executive's total annual target compensation immediately prior to the Change in Control), other than pursuant to an across-the-board reduction in total annual target compensation which applies to all similarly situated executives of the Company and any acquirer (and defining total annual target compensation for purposes of this definition as base salary and target annual cash incentive compensation (and not including equity or equity-based compensation));

(iii)              the failure to continue to provide the Executive with employee benefits substantially similar to those enjoyed by the Executive under any pension, life insurance, medical, health, accident and disability plans, or any retirement plan for which the Executive is eligible at the time of the Change in Control; or

(iv)               the Company or the Employer requiring the Executive to be based at an office that is greater than 50 miles from where the Executive's office is located immediately prior to the Change in Control except for required travel on the Employer's business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Employer prior to the Change in Control;

provided, however, that the Executive's termination of employment shall not be deemed to be for CIC Good Reason unless (A) the Executive has delivered to the Employer written notice describing the occurrence of one or more CIC Good Reason events within sixty (60) days of such occurrence, (B) the Employer fails to cure such CIC Good Reason event or events within thirty (30) days after its receipt of such written notice and (C) the Executive delivers to the Employer a notice of termination of employment for CIC Good Reason within thirty (30) days after the expiration of the 30-day cure period.

(g)                “Disability” means Executive’s mental or physical incapacity that entitles Executive to long-term disability benefits under the Company’s long-term disability plan applicable to Executive after reasonable accommodation.

(h)                “Good Reason” means a termination of employment initiated by Executive upon one or more of the following occurrences after the Commencement Date: (i) a diminution in Executive’s authority, title, duties, responsibilities or reporting lines, (ii) relocation of Executive’s principal place of employment, to a location that is more than fifty (50) miles from the location on the Commencement Date; or (iii) a material decrease in Base Salary or the target annual bonus. Executive must provide written notice of termination for Good Reason to the Company within sixty (60) days after the event constituting Good Reason. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Executive’s notice of termination. If the Company does not correct the act or failure to act, Executive must terminate his employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

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(i)                  “Person” means any individual, firm, corporation, partnership or other entity except the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan.

10.                Restrictive Covenants.

(a)                 Executive agrees that on and after the Commencement Date, for a period of twelve (12) months after termination of his employment under this Agreement, Executive will not, directly or indirectly, individually, or in association or in combination with any other person or entity, whether as a shareholder of a corporation, or a manager or member of a limited liability company, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, partner or otherwise:

(i)                  employ, engage or solicit for employment any person who is, or was, at any time during the twelve (12) months after termination of his employment under this Agreement and the immediately preceding twelve (12) month period, an employee of the Company or otherwise seek to adversely influence or alter such person’s relationship with the Company (without written consent of the Board); or

(ii)                solicit, entice, broker or encourage any person or entity that is, or was, at any time during the twelve (12) months after termination of his employment under this Agreement and the immediately preceding twelve (12) month period, a prospective Affiliate of the Company or a customer, client or vendor or prospective customer, client or vendor of the Company, to terminate or otherwise alter his, her or its relationship with Company.

(b)                Executive agrees that on and after the Commencement Date, for a period of twelve (12) months after termination of his employment under this Agreement, Executive agrees that he will not, unless acting pursuant with the prior written consent of the Board of Directors, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any Competing Business located in the Geographic Area. For purposes of this Agreement, a “Competing Business” is any business or enterprise actively engaged in a business (i) from which the consolidated Company (the Company and its subsidiaries), taken as a whole, derived at least ten percent of its annual gross revenues for the twelve (12) months immediately preceding the date of termination, or (ii) in any strategic initiative of the Company commenced in the twelve (12) months immediately preceding the date of termination, or actively being considered by the Company on the date of termination, and “Geographic Area” means the states in which the Company and its subsidiaries are operating as of the date of termination. It is recognized by Executive that the business of the Company and its subsidiaries and Executive’s connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by Executive of less than one percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

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(c)                 Executive acknowledges that the restrictions contained in paragraph (a) and (b) are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries and Affiliates, and that any violation of those provisions will result in irreparable injury to the Company. Executive represents that his experience and capabilities are such that the restrictions contained in paragraphs (a) and (b) will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is the case as of the date hereof. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, which right shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of paragraph (a) or (b) should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law. Executive further agrees that he shall reimburse Company for its expenses incurred in enforcing this Agreement, if Company prevails in any suit under this Agreement or if he is found to have breached or threatened to breach any term of this Agreement, including without limitation, Company’s attorneys’ fees and costs. Executive agrees that in the event that the Company finds it necessary to enforce this Agreement in a court of law or equity, the twelve (12) month restriction referred to in clauses (a) and (b) above shall begin from the date of entry of the final order of the court.

11.                Other Agreements. Executive represents and warrants to Company that:

(a)                 Executive has informed the Company in writing of any restrictions, agreements or understandings whatsoever to which Executive is a party or by which he is bound that could prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, or which could be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or could prevent, limit or impair in any way the performance by Executive of his obligations hereunder.

(b)                Executive shall disclose the existence and terms of the restrictive covenants set forth in Section 10 to any employer by whom Executive may be employed during the Term (which employment is not hereby authorized) or any period during which his activities are restricted by virtue of the covenants described in Section 10 hereof.

12.                Survival of Provisions. The provisions of this Agreement shall survive the termination of Executive’s employment hereunder and the payment of all amounts payable and delivery of all post-termination compensation and benefits pursuant to this Agreement incident to any such termination of employment.

13.                Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Company and its successors or permitted assigns and Executive and his executors, administrators or heirs. The Company shall require any successor or successors expressly to assume the obligations of Company under this Agreement. For purposes of this Agreement, the term “successor” shall include the ultimate parent corporation of any corporation involved in a merger, consolidation, or reorganization with or including the Company that results in the stockholders of Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, securities of another corporation. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of Company.

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14.                Notices. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 14, for all purposes when presented personally to such party, or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:

(a) If to Executive:

Christopher Franklin

(b) If to the Company:

Aqua America, Inc.

762 W. Lancaster Avenue

Bryn Mawr, PA 19010-3489

Attn: Chairman, Lead Independent Director

Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by electronic mail or facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

15.                Entire Agreement; Amendments. This Agreement and any other documents, instruments or other writings delivered or to be delivered in connection with this Agreement as specified herein constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Executive’s employment by Company (including the Change in Control Agreement entered into by the Company and Executive effective July 1, 2015, which is fully terminated upon execution of this Agreement). This Agreement may be amended or modified only by a written instrument signed by all parties hereto.

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16.                Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

17.                Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania.

18.                Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19.                Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

20.                Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

21.                Indemnification. During the Term and thereafter, the Company agrees to indemnify and hold Executive harmless in connection with actual, potential or threatened actions or investigations related to Executive’s services for or employment by the Company and/or its subsidiaries in the same manner as other officers and directors to the extent provided in the Company’s Bylaws.

22.                Taxes. Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and Company shall use its best efforts to satisfy promptly all such requirements.

23.                Coordination with Release and Delay Required by Code Section 409A.

(a)                 To the maximum extent possible, all amounts payable hereunder are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”) and this Agreement shall be construed and administered in accordance with such intention. To the extent any continuing benefit (or reimbursement thereof) to be provided is not “deferred compensation” for purposes of Code Section 409A, then such benefit shall commence or be made immediately after the date the release of claims required under Section 8(e) of this Agreement becomes effective. To the extent any continuing benefit (or reimbursement thereof) to be provided is “deferred compensation” for purposes of Code Section 409A, then such benefits shall be reimbursed or commence upon the earliest later date as may be required in order to comply with the requirements of Code Section 409A. The delayed benefits shall in any event expire at the time such benefits would have expired had the benefits commenced immediately upon Executive’s termination of employment.

(b)                Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a Specified Employee, then, once the release required by Section 8(e) is executed and delivered and no longer subject to revocation, any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 23 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

Attest: By: /s/ Christopher Luning	AQUA AMERICA, INC. By: /s/ Daniel Hilferty Name: Daniel Hilferty Title: Lead Independent Director CHRISTOPHER FRANKLIN /s/ Christopher Franklin

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Appendix A

Business and Charitable Activities

Charitable/Civic

•	Trustee, University of Pennsylvania Board of Trustees, Philadelphia, PA
•	Trustee, West Chester University’s Council of Trustees, West Chester, PA
•	Director, Magee Rehabilitation Hospital, Philadelphia, PA
•	Director, The Walnut Street Theatre, Philadelphia, PA
•	Director, Franklin Institute, Philadelphia, PA